                                                                    Exhibit 99.1

                                               1105 North Market Street
                                                      Suite 1230
                                              Wilmington, Delaware 19801
                                                  www.delphifin.com
[DELPHI FINANCIAL GROUP, INC. LOGO]

Press Release




Contact: Bernard J. Kilkelly                               For Immediate Release
         Vice President, Investor Relations                2/15/05
Phone:   212-303-4349
E-mail:  bernie-kilkelly@dlfi.com


      DELPHI FINANCIAL ANNOUNCES FOURTH QUARTER 2004 OPERATING EPS OF $0.88
                        AND NET INCOME PER SHARE OF $1.01


Wilmington, Delaware - February 15, 2005 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the fourth quarter of 2004 increased 25% to $33.6 million, or $1.01 per share, from $26.8 million, or $0.83 per share, in the fourth quarter of 2003. Net income in the fourth quarter of 2004 included after-tax realized investment gains of $4.5 million, or $0.13 per share, while net income in the fourth quarter of 2003 included after-tax realized investment gains of $3.2 million, or $0.10 per share. For full-year 2004, net income was up 25% to $123.5 million, or $3.75 per share, from $98.9 million, or $3.09 per share, in 2003. Net income in 2004 included after-tax realized investment gains of $10.0 million, or $0.30 per share, while net income in 2003 included after-tax realized investment gains of $8.3 million, or $0.26 per share.

Operating earnings (1) in the fourth quarter of 2004 were $29.1 million, or $0.88 per share, an increase of 23% from operating earnings of $23.7 million, or $0.73 per share, in the fourth quarter of 2003. Operating earnings for the year were $113.5 million, or $3.45 per share, up 25% from $90.6 million, or $2.83 per share, in 2003.

Delphi's net income and operating earnings in the fourth quarter and full year of 2004 included a release of federal income tax reserves of approximately $2.0 million ($0.06 per diluted share) and $6.6 million ($0.20 per diluted share), respectively. Excluding the tax benefit, Delphi's operating earnings per share in the fourth quarter of 2004 would have been $0.82, an increase of 12% from the fourth quarter of 2003; and for 2004 would have been $3.25, an increase of 15% from 2003.

Core group employee benefit premiums in the fourth quarter of 2004 grew 16% from the fourth quarter a year ago, reaching $206.6 million. This growth was driven by a 27% increase in group disability premiums at Delphi's Reliance Standard Life subsidiary and a 17% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary. The combined ratio in group employee benefits insurance in the fourth quarter of 2004 was 95.1%, compared with 92.9% in the fourth quarter of 2003. For the full year, the combined ratio in group employee benefits insurance was 94.7%, compared with 94.3% in the prior year.

DELPHI FINANCIAL REPORTS FOURTH QUARTER 2004 OPERATING EPS OF $0.88       Page 2


Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi's strong growth in the fourth quarter capped off an excellent year in 2004. We continued to capitalize on favorable trends in our insurance businesses that we expect will continue in 2005 and beyond. Safety National's excess workers' compensation business is benefiting from continued high rates for primary workers' compensation insurance, which drives more and more companies to self-insure. In our important January renewal season, we have experienced greater demand for Safety's excess coverage along with further rate increases and improvements in contract terms. At Reliance Standard, we achieved a 16% increase in core production in the fourth quarter, reflecting the strength of our small case market and our ongoing efforts to increase the size and productivity of our sales force."

Mr. Rosenkranz added, "We were pleased that 2004 operating earnings per share of $3.25, which excludes the tax benefit, grew 15% and exceeded the guidance we provided at the beginning of the year. Based on the positive trends in our businesses, we continue to expect to achieve operating earnings per share growth at a minimum of 12% in 2005 and for the foreseeable future."

Delphi's net investment income in the fourth quarter of 2004 was $53.3 million, a gain of 18% over the fourth quarter of 2003, driven by strong growth in invested assets and higher investment yields. Invested assets at December 31, 2004 were $3.5 billion compared to $3.2 billion at December 31, 2003. The pre-tax equivalent yield on the Company's investment portfolio in the fourth quarter of 2004 was 6.3% compared to 5.9% for the fourth quarter of 2003. Delphi's book value per share at December 31, 2004 increased to $29.36 from $25.49 at December 31, 2003.

CONFERENCE CALL

On February 16, 2005 at 11:00 AM (Eastern time), Delphi will broadcast the Company's fourth quarter 2004 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on February 16, 2005 Investors can also download Delphi's fourth quarter 2004 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and

DELPHI FINANCIAL REPORTS FOURTH QUARTER 2004 OPERATING EPS OF $0.88       Page 3


regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of net income excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains were $4.5 million and $3.2 million, or $0.13 per share and $0.10 per share, for the fourth quarter of 2004 and 2003, respectively, and $10.0 million and $8.3 million, or $0.30 per share and $0.26 per share, for the years ended 2004 and 2003, respectively. The Company believes that because realized investment gains and losses arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains and losses may be realized based on management's decision to dispose of an investment or management's judgment that a decline in the market value of an investment is other than temporary. Thus, realized investment gains and losses are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, investment gains and losses are likely to occur periodically and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. The Company does not provide net income amounts for the future periods referred to in the forward-looking statements in this press release regarding operating earnings because the amounts of any future realized investment gains and losses are subject to future market and other conditions that cannot presently be predicted. All per share amounts are on a diluted basis.


                                -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                           NON-GAAP FINANCIAL MEASURES
                             RECONCILIATION TO GAAP
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          Three Months Ended          Twelve Months Ended
                                                                          ------------------          -------------------
                                                                       12/31/04      12/31/03       12/31/04       12/31/03
                                                                       --------      --------       --------       --------
INCOME STATEMENT DATA
OPERATING EARNINGS (NON-GAAP MEASURE)                                  $ 29,148      $ 23,667      $ 113,494       $ 90,645
    Net realized investment gains, net of taxes                           4,462         3,169         10,049          8,271
                                                                       --------      --------      ---------       --------
NET INCOME (GAAP MEASURE)                                              $ 33,610      $ 26,836      $ 123,543       $ 98,916
                                                                       ========      ========      =========       ========
DILUTED RESULTS PER SHARE OF COMMON STOCK:
    OPERATING EARNINGS (NON-GAAP MEASURE)                               $  0.88       $  0.73        $  3.45        $  2.83
      Net realized investment gains, net of taxes                          0.13          0.10           0.30           0.26
                                                                        -------       -------        -------        -------
    NET INCOME (GAAP MEASURE)                                           $  1.01       $  0.83        $  3.75        $  3.09
                                                                        =======       =======        =======        =======

BALANCE SHEET DATA                                                                                  12/31/04       12/31/03
------------------                                                                                  --------       --------
Shareholders' equity, excluding accumulated other
    comprehensive income                                                                           $ 882,477      $ 746,012
    Add:  Accumulated other comprehensive income                                                      57,371         52,428
                                                                                                   ---------      ---------
Shareholders' equity (GAAP measure)                                                                $ 939,848      $ 798,440
                                                                                                   =========      =========
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK, EXCLUDING
    ACCUMULATED OTHER COMPREHENSIVE INCOME (NON-GAAP MEASURE)                                        $ 27.73        $ 24.00
    Add:  Accumulated other comprehensive income                                                        1.63           1.49
                                                                                                     -------        -------
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK (GAAP MEASURE)                                          $ 29.36        $ 25.49
                                                                                                     =======        =======

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

NOTE: See Footnote A of the Income Statement regarding the quarter and year ended December 31, 2004.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         Twelve Months Ended           Three Months Ended
                                                                         -------------------           ------------------
                                                                       12/31/04       12/31/03       12/31/04      12/31/03
                                                                       --------       --------       --------      --------
Revenue:
    Premium and fee income                                             $219,546       $191,195      $ 837,597      $719,087
    Net investment income                                                53,306         45,117        202,774       186,366
    Net realized investment gains                                         6,865          4,875         15,460        12,724
                                                                       --------       --------      ---------      --------
                                                                        279,717        241,187      1,055,831       918,177
                                                                       --------       --------      ---------      --------
Benefits and expenses:
    Benefits, claims and interest credited to policyholders             163,156        136,431        619,140       530,625
    Commissions and expenses                                             66,309         60,891        250,464       225,953
                                                                       --------       --------      ---------      --------
                                                                        229,465        197,322        869,604       756,578
                                                                       --------       --------      ---------      --------
      Operating income                                                   50,252         43,865        186,227       161,599

Interest expense:
    Corporate debt                                                        3,581          3,439         14,040        14,052
    Junior subordinated deferrable interest debentures                    1,151          1,108          4,486         4,035
Income tax expense (A)                                                   11,910         12,482         44,158        44,596
                                                                       --------       --------      ---------      --------
      Net income                                                       $ 33,610       $ 26,836      $ 123,543      $ 98,916
                                                                       ========       ========      =========      ========

Basic results per share of common stock:
      Net income                                                        $  1.05        $  0.86        $  3.87       $  3.17

    Weighted average shares outstanding                                  32,158         31,364         31,952        31,208

Diluted results per share of common stock:
      Net income                                                        $  1.01        $  0.83        $  3.75       $  3.09

    Weighted average shares outstanding                                  33,128         32,299         32,941        32,023

Dividends paid per share of common stock                                $  0.08        $  0.08        $  0.32       $  0.23

(A) Results in the fourth quarter and full year of 2004 included a release of federal income tax reserves of approximately $2.0 million ($0.06 per diluted share) and $6.6 million ($0.20 per diluted share), respectively.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  12/31/04            12/31/03
                                                                                  --------            --------
Assets:
     Investments:
       Fixed maturity securities, available for sale                            $3,049,013          $2,862,045
       Short-term investments                                                       95,761             114,752
       Other investments                                                           396,302             225,957
                                                                                ----------          ----------
                                                                                 3,541,076           3,202,754

     Cash                                                                           24,324              18,733
     Cost of business acquired                                                     212,549             183,665
     Reinsurance receivables                                                       428,707             409,620
     Goodwill                                                                       93,929              93,929
     Securities lending collateral                                                 236,900                   -
     Other assets                                                                  203,777             176,170
     Assets held in separate account                                                88,205              92,661
                                                                                ----------          ----------

         Total assets                                                           $4,829,467          $4,177,532
                                                                                ==========          ==========

Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                            $1,663,903          $1,495,617
     Policyholder account balances                                               1,024,577             961,356
     Corporate debt                                                                157,750             143,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
       issued by unconsolidated subsidiaries                                        59,762                   -
     Securities lending payable                                                    236,900                   -
     Other liabilities and policyholder funds                                      658,522             642,906
     Liabilities related to separate account                                        88,205              79,413
                                                                                ----------           ---------

         Total liabilities                                                       3,889,619           3,323,042

Company-obligated mandatorily redeemable capital securities
   of subsidiaries                                                                       -              56,050

Shareholders' equity                                                               939,848             798,440
                                                                                ----------          ----------

         Total liabilities and shareholders' equity                             $4,829,467          $4,177,532
                                                                                ==========          ==========